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Exhibit 12

GTE California Incorporated and Subsidiary

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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                                                               Three
                                                            Months Ended
                                                           March 31, 1998
                                                           --------------
Net earnings available for fixed charges:
  Income continuing operations                              $    108,096
  Add - Income taxes                                              72,568
      - Fixed charges                                             34,779
                                                            ------------
Adjusted earnings                                           $    215,443
                                                            ============

Fixed charges:
  Interest expense                                          $     30,741
  Portion of rent expense representing interest                    4,038
                                                            ------------
Adjusted fixed charges                                      $     34,779
                                                            ============
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES                     6.19

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